As filed with the Securities and Exchange Commission on April 18, 2013

Registration No. 333-32516

Registration No. 333-106411

Registration No. 333-128445

Registration No. 333-146330

Registration No. 333-153369

Registration No. 333-155668

Registration No. 333-168428

Registration No. 333-170801

Registration No. 333-182899

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive office, including zip code)

ALCOA RETIREMENT SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR HOURLY NON-BARGAINING EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR FASTENER SYSTEMS EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR MILL PRODUCTS EMPLOYEES

(Full Title of Plans)

Audrey Strauss

Executive Vice President, Chief Legal and Compliance Officer and Secretary

390 Park Avenue,

New York, New York 10022-4608

(212) 836-2731

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 (in this Explanatory Note, the “Amendment”) incorporates by reference the contents of the earlier Registration Statements on Form S-8 filed by Alcoa Inc. (“Alcoa”) with the Securities and Exchange Commission on March 15, 2000 (File No. 333-32516), on June 24, 2003 (File No. 333-106411), on September 20, 2005 (File No. 333-128445), on September 26, 2007 (File No. 333-146330), on September 8, 2008 (File No. 333-153369), on November 25, 2008 (File No. 333-155668), on July 30, 2010 (File No. 333-168428), on November 23, 2010 (File No. 333-170801), and on July 27, 2012 (File No. 333-182899), each as amended from time to time (collectively, the “Registration Statements”), relating to the Alcoa Retirement Savings Plan for Bargaining Employees (the “Bargaining Savings Plan)”, the Alcoa Retirement Savings Plan for Salaried Employees (the “Salaried Savings Plan”), the Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees (the “Hourly Non-Bargaining Savings Plan”), the Alcoa Retirement Savings Plan for Fastener Systems Employees (the “Fastener Systems Savings Plan”) and the Alcoa Retirement Savings Plan for Mill Products Employees (the “Mill Products Savings Plan”).

This Amendment constitutes Post-Effective Amendment No. 7 to Registration Statement Nos. 333-32516 and 333-106411; Post-Effective Amendment No. 2 to Registration Statement Nos. 333-128445, 333-146330, 333-153369, 333-155668 and 333-168428; and Post-Effective Amendment No. 1 to Registration Statement Nos. 333-170801 and 333-182899.

Effective as of the close of business on December 31, 2012, the Mill Products Savings Plan was merged with and into the Hourly Non-Bargaining Savings Plan and the Mill Products Savings Plan ceased to exist. As a result, the offering of Alcoa Inc. common stock, par value $1.00 per share (“Common Stock”), and plan interests under the Mill Products Savings Plan has terminated.

This Amendment to the Registration Statements is being filed to (i) delete the Mill Products Savings Plan from the Registration Statements and (2) reallocate to the Bargaining Savings Plan and the Salaried Savings Plan 500,000 shares of Common Stock and 473,351 shares of Common Stock, respectively, that remained unsold at the termination of the offering under the Mill Products Savings Plan.

With this filing, the shares of Common Stock listed below, as adjusted for the 2-for-1 stock split effective June 9, 2000, are allocated to the respective plan from the aggregate amount originally registered under the Registration Statements:

Plan Name	Shares

Alcoa Retirement Savings Plan for Bargaining Employees	46,460,000
Alcoa Retirement Savings Plan for Salaried Employees	69,977,678
Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees	15,500,000
Alcoa Retirement Savings Plan for Fastener Systems Employees	4,300,000

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 7 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 18th day of April, 2013.

ALCOA INC. (Registrant)

By	/S/ Graeme W. Bottger
Graeme W. Bottger
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Klaus Kleinfeld	Chairman and Chief Executive Officer; Director	April 18, 2013
Klaus Kleinfeld	(Principal Executive Officer)

/S/ William F. Oplinger	Executive Vice President and Chief Financial Officer	April 18, 2013
William F. Oplinger	(Principal Financial Officer)

/S/ Graeme W. Bottger	Vice President and Controller	April 18, 2013
Graeme W. Bottger	(Principal Accounting Officer)

Arthur D. Collins, Jr., Kathryn S. Fuller, Judith M. Gueron, Michael G. Morris, E. Stanley O’Neal, James W. Owens, Patricia F. Russo, Sir Martin Sorrell, Ratan N. Tata and Ernesto Zedillo, each as a Director, on April 18, 2013, by Audrey Strauss, their attorney-in-fact.

/S/ Audrey Strauss
Audrey Strauss Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this Post-Effective Amendment No. 7 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 18, 2013.

Alcoa Retirement Savings Plan for Bargaining Employees

Alcoa Retirement Savings Plan for Salaried Employees

Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees

Alcoa Retirement Savings Plan for Fastener Systems Employees

By:	/S/ Chris L. Ayers
Chris L. Ayers, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ Michael Barriere
Michael Barriere, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ William F. Oplinger
William F. Oplinger, Member, Alcoa Inc. Benefits Management Committee